Exhibit 107

Calculation of Filing Fee Table

424B2
(Form Type)

Prologis Euro Finance LLC
(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	4.625% Notes due 2033	Rule 457(r)(1)	$814,200,000	(2)	99.592%	$810,878,064	0.00011020	$89,358.76
Total Offering Amounts							$810,878,064
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$89,358.76

(1)            The filing fee is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Act”). In accordance with Rules 456(b) and 457(r) of the Act, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-267431 filed on September 15, 2022.

(2)            €750,000,000 aggregate principal amount of the 4.625% Notes due 2033 will be issued. The $814,200,000 Amount to be Registered is based on the May 12, 2023 euro/U.S.$ rate of exchange of €1.00/U.S. $1.0856.